EXHIBIT 8.1

August 9, 2019

LendingClub Corporation
595 Market St. #200
San Francisco, CA 94105

Re: LendingClub Corporation - Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special United States tax counsel to LendingClub Corporation, a Delaware corporation (“Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), of a registration statement on Form S-3 (“Registration Statement”) relating to the public offering of an unlimited aggregate principal amount of the Company’s Member Payment Dependent Notes (“Notes”). The Notes will be purchased and sold pursuant to an Investor Agreement (“Investor Agreement”) in the form set forth as an exhibit to the Registration Statement to be entered into between the Company and each purchaser of Notes (“Purchasers”) and issued pursuant to the Indenture, dated as of October 10, 2008 (“Initial Indenture”), as supplemented by the First Supplemental Indenture dated July 10, 2009 (“First Supplement”), the Second Supplemental Indenture dated May 5, 2010 (“Second Supplement”) and the Third Supplemental Indenture dated October 3, 2014 (“Third Supplement”, and together with the Initial Indenture, the First Supplement and the Second Supplement, the “Indenture”), each of which Initial Indenture, First Supplement, Second Supplement and Third Supplement is between the Company and Delaware Trust Company (formerly CSC Trust Company of Delaware), as successor to Wells Fargo Bank, National Association, as trustee (“Trustee”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Registration Statement.
In rendering our opinion, we have examined and relied on the Registration Statement, the Investor Agreement, the Indenture and all such agreements, certificates and other statements of corporate officers and other representatives of the Company and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter. In our examination of such documents, we have assumed, with your consent, that all such documents reviewed by us are originals, or true and accurate copies of the originals, and have not been subsequently amended; the signatures on each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements regarding factual matters set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In rendering our opinion, we have further assumed that neither the Company nor any of its affiliates will take any position, for U.S.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
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and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP                                            EXHIBIT 8.1

LendingClub Corporation
August 9, 2019

federal income tax purposes, that is inconsistent with the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”
Based upon and subject to the foregoing, we confirm that the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions, and subject to the limitations, qualifications and assumptions set forth therein, fairly and accurately represents the material U.S. federal income tax consequences of an investment in the Notes.
Our opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations (including temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.
In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.
This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP

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